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                                                                    Exhibit 12.1

Calculation of Mobile Penetration Rate

The mobile penetration rate in China is determined by dividing the total number of mobile subscribers by the total population of China. For example, the estimated mobile subscriber penetration rate as of December 31, 2005 is calculated as follows:


Penetration rate     =  394.6 million (2005 estimated mobile subscribers)
                        ----------------------------------------------------
                        1,315.5 million (2005 estimated population of China)


                     =  30.0%